EXHIBIT 99.1

FORM OF

INSTRUCTIONS FOR USE OF

BROOKFIELD HOMES CORPORATION SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,

OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Brookfield Homes Corporation, a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s Prospectus, dated                             , 200     (the “Prospectus”).  Record Holders of Common Stock at 5:00 p.m., New York City time, on                                 , 2009 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of 8% convertible preferred stock, Series A, with a par value of $0.01 per share (the “Preferred Stock”).  The shares of Preferred Stock will be convertible into shares of Common Stock at a conversion rate of 3.571428571 shares of Common Stock per share of Preferred Stock, which is equivalent to a conversion price of $7.00 per share, subject to adjustment upon the occurrence of certain events. An aggregate of 10,000,000 shares of Preferred Stock are being offered by the Prospectus.  Each Record Holder will receive 0.3735701 Rights for each share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional Rights.

The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on                         , 2009, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”).  After the Expiration Date, unexercised Rights will be null and void.  The Company will not be obligated to honor any purported exercise of Rights received by                                            (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.  The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each whole Right allows the holder thereof to purchase one share of Preferred Stock (the “Basic Subscription Privilege”) at the cash price of $25.00 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 10,000,000 shares of Preferred Stock in the Rights Offering.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 374 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 374 shares of Preferred Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $25.00 per share, for additional shares of Preferred Stock up to the number of shares of Preferred Stock for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares of Preferred Stock are not purchased by other holders of Rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”).  “Pro rata” means in proportion to the number of shares of Preferred Stock that you and the other Rights holders who have exercised Basic Subscription Privileges on Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege.  Each holder of Rights may only exercise his Over-Subscription Privilege if he exercised his Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privileges in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Rights holders who exercised their Over-Subscription Privileges.  For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of shares of Preferred Stock available under their Basic Subscription Privilege.  See “The Rights Offering—Subscription Privileges” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate.  You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK DRAWN UPON A UNITED STATES OR CANADIAN BANK OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.  RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.             Method of Subscription—Exercise of Rights

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date.  Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent.   All payments must be made in U.S. dollars for the full number of shares of Preferred Stock being subscribed for by cashier’s or certified check drawn upon a United States or Canadian bank payable to              , as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at               , Account No.               . Please reference your Subscription Rights Certificate number on your check.  Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check drawn upon a United States or Canadian bank or a wire transfer of immediately available funds.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Overnight Courier or by Hand:

Telephone Number for Confirmation (Toll Free):

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent,                       , at:

Banks and brokers please call:                      (collect)

All others call toll free:

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Preferred Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.  If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ request of Rights pursuant to the Over-Subscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of shares of Preferred Stock subscribed for, or if no number of shares of Preferred Stock to be purchased is specified, then you will be deemed to have exercised the Basic Subscription Privilege to purchase shares of Preferred Stock to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of shares of Preferred Stock for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.             Issuance of Preferred Stock

Promptly after the closing of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Privilege, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate:

a.               Basic Subscription Privilege : The Subscription Agent will deliver to each exercising Rights holder the number of shares of Preferred Stock purchased pursuant to the Basic Subscription Privilege.  See “The Rights Offering—Subscription Privileges—Basic Subscription Privilege” in the Prospectus.

b.              Over-Subscription Privilege : The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Privilege the number of shares of Preferred Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.  See “The Rights Offering—Subscription Privileges—Over-Subscription Privilege” in the Prospectus.

c.               Excess Cash Payments : The Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.  See “The Rights Offering—Subscription Privileges—Return of Excess Payment” in the Prospectus.

3.             Sale, Transfer, or Assignment of Rights

Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.             Commissions, Fees, and Expenses

The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering.  The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering.  However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent.

5.             Execution

a.               Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.              Signature Guarantees.  If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.             Method of Delivery to Subscription Agent

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City Time, on the Expiration Date.

7.             Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of shares of Preferred Stock thereby subscribed for pursuant to the Basic Subscription Privilege and the

Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.  See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”